Exhibit 99.1

LOCK-UP AGREEMENT

BofA Securities, Inc.

Cowen and Company, LLC

Piper Sandler & Co.

as Representatives of the several

Underwriters to be named in the

within-mentioned Underwriting Agreement

c/o	BofA Securities, Inc.
One Bryant Park
New York, New York 10036

Cowen and Company, LLC
599 Lexington, 25th Floor
New York, New York 10022

Piper Sandler & Co.
345 Park Avenue, Suite 1200
New York, New York 10154

Re:	Proposed Public Offering by Inozyme Pharma, Inc.

Dear Sirs/Madams:

The undersigned, a stockholder, optionholder, officer and/or director of Inozyme Pharma, Inc., a Delaware corporation (the “Company”), understands that BofA Securities, Inc., Cowen and Company, LLC and Piper Sandler & Co. (together, the “Representatives”) propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with the Company and the other underwriters party thereto providing for the public offering (the “Public Offering”) of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”). In recognition of the benefit that such an offering will confer upon the undersigned as a stockholder, optionholder, officer and/or director of the Company, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees with each underwriter to be named in the Underwriting Agreement that, during the period beginning on the date hereof and ending on the date that is 180 days from the date of the Underwriting Agreement (the “Lock-Up Period”), the undersigned will not, without the prior written consent of the Representatives, (i) directly or indirectly, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of the Company’s Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, whether now owned or hereafter acquired by the undersigned or with respect to which the undersigned has or hereafter acquires the power of disposition (collectively, the “Lock-Up Securities”), or (ii) enter into any swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Lock-Up Securities, whether any such swap or transaction is to be settled by delivery of shares of Common Stock or other securities, in cash or otherwise or (iii) publicly disclose the intention to do any of the foregoing described in clauses (i) and (ii) above. If the undersigned is an officer or director of the Company, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed shares of Common Stock the undersigned may purchase in the Public Offering.

If the undersigned is an officer or director of the Company, (1) the Representatives agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, the Representatives will notify the Company of the impending release or waiver, and (2) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted by the Representatives hereunder to any such officer or director shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if (i) the release or waiver is effected solely to permit a transfer not for consideration and (ii) the transferee has agreed in writing to be bound by the same terms described in this agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer or otherwise dispose of the Lock-Up Securities without the prior written consent of the Representatives, provided that (1) in the case of clauses (i) through (iv) below, the Representatives receive a signed lock-up agreement for the balance of the Lock-Up Period from each donee, trustee, distributee, or transferee, as the case may be, (2) (A) in the case of clauses (i) through (iv) below, such transfers are not required to be reported with the Securities and Exchange Commission (the “SEC”) on Form 4 in accordance with Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (B) in the case of clauses (v) through (ix) below, any such required Form 4 shall state the reason for such transfer, (3) in the case of clauses (i) through (v) below, such transfers are not dispositions for value, and (4) in the case of clauses (i) through (ix) below, the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers:

(i)	as a bona fide gift or gifts, including to a trust, educational institution or other entity established for charitable purposes; or

(ii)

to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned (for purposes of this agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin); or

(iii)	as a distribution to general or limited partners, members, stockholders or other equity holders or trust beneficiaries of the undersigned; or

(iv)

to the undersigned’s affiliates or to any investment fund or other entity that, directly or indirectly, controls or manages, is controlled or managed by, or is under common control or management with, the undersigned; or

(v)	by will or intestacy; or

(vi)

to the Company in connection with the exercise of options, warrants or other rights to acquire shares of Common Stock or any security convertible into or exercisable for shares of Common Stock of the Company by way of net exercise and/or to cover withholding tax obligations in connection with such exercise pursuant to an employee benefit plan, option, warrant or other right disclosed in the prospectus for the Public Offering, provided that any such shares of the Common Stock issued upon exercise of such option, warrant or other right shall be subject to the restrictions set forth herein; or

(vii)	pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union; or

(viii)

to the Company pursuant to agreements under which the Company has exercised its option to repurchase such shares or has exercised a right of first refusal with respect to transfers of such shares upon termination of service of the undersigned; or

(ix)

pursuant to the automatic conversion of outstanding shares of preferred stock of the Company into shares of the Common Stock of the Company in connection with the Public Offering disclosed in the prospectus for the Public Offering, provided that the shares of the Common Stock received upon such conversion shall be subject to the restrictions set forth herein; or

(x)	to any nominee or custodian of a person or entity to whom a transfer or disposition would be permissible under clauses (i) through (ix) above; or

(xi)

to a bona fide third party pursuant to a merger, consolidation, tender offer or other similar transaction made to all holders of shares of the Common Stock and involving a Change of Control (as defined below) of the Company and approved by the Company’s board of directors; provided that, in the event that such Change of Control is not completed, the undersigned’s Lock-Up Securities shall remain subject to the restrictions contained herein, provided further that any shares of the Common Stock not transferred in such merger, consolidation, tender offer or other transaction shall remain subject to the restrictions contained herein. “Change of Control” shall mean the transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter pursuant to the Public Offering), of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of the outstanding voting securities of the Company (or the surviving entity).

Furthermore, notwithstanding anything to the contrary herein, during the Lock-Up Period, the undersigned may sell shares of Common Stock of the Company purchased by the undersigned from the underwriters in the Public Offering (other than any issuer-directed shares of Common Stock purchased in the Public Offering by an officer or director of the Company) or on the open market following the Public Offering if and only if no public disclosure or filing shall be required, or made voluntarily, during the Lock-Up Period reporting a reduction in beneficial ownership of the Lock-Up Securities subject to this agreement in connection with such transfer.

If any record or beneficial owner of any securities of the Company is granted an early release from the restrictions described herein during the Lock-Up Period with respect to more than 1.0% of the Company’s total outstanding shares of Common Stock (determined as of the date of such waiver and assuming conversion, exercise and exchange of all securities convertible into or exercisable or exchangeable for Common Stock), then each Major Holder (as defined below) shall also be granted an early release from its obligations hereunder on a pro rata basis with all other record or beneficial holders of similarly restricted securities of the Company based on the maximum percentage of shares held by any such record or beneficial holder being released from such holder’s Lock-Up Agreement; provided, however, that in the case of an early release from the restrictions described herein during the lock-up period in connection with an underwritten public offering, whether or not such offering or sale is wholly or partially a secondary offering of the Company’s Common Stock (an “Underwritten Sale”), such early release shall only apply with respect to such Major Holder’s participation in such Underwritten Sale. Notwithstanding any other provisions of this Lock-Up Agreement, if the Representatives in their sole judgment determines that a record or beneficial owner of any securities should be granted an early release from a Lock-Up Agreement due to circumstances of an emergency or hardship, then the Major Holders shall not have any right to be granted an early release pursuant to the terms of this paragraph. For purposes of this Lock-Up Agreement, each of the following persons is a “Major Holder”: each record or beneficial owner, as of the date hereof, of more than 5% of the outstanding shares of securities of the Company (for purposes of determining record or beneficial ownership of a stockholder, all shares of securities held by investment funds affiliated with such stockholder shall be aggregated).

The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Lock-Up Securities, except in compliance with the foregoing restrictions.

Notwithstanding the foregoing, the undersigned may establish a trading plan pursuant to Rule 10b5-1 under the Exchange Act, provided that (i) the undersigned is not required to and does not otherwise effect any public filing or report regarding the establishment of such plan during the Lock-Up Period and (ii) no sales are made during the Lock-Up Period pursuant to such plan.

In addition, the undersigned hereby agrees to waive any rights the undersigned may have to require registration of shares of the Common Stock in connection with the filing of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Public Offering. The undersigned further agrees that, for the Lock-Up Period, the undersigned will not, without the prior written consent of the Representatives, make any demand for, or exercise any right with respect to, or file or confidentially submit or cause to be filed or confidentially submitted any registration statement under the Securities Act with respect to, the registration of shares of the Common Stock or any securities convertible into or exercisable or exchangeable for shares of the Common Stock, or warrants or other rights to purchase shares of the Common Stock or any such securities. In addition, the undersigned hereby agrees to waive any and all preemptive rights, participation rights (including concurrent private placement rights), resale rights, rights of first refusal and similar rights that the undersigned may have in connection with the Public Offering or with any issuance or sale by the Company of any equity or other securities before the Public Offering, except for any such rights as have been heretofore duly exercised.

In the event that any of the Representatives withdraws from or declines to participate in the Public Offering, all references to the Representatives contained in this agreement shall be deemed to refer to the Representatives that continue to participate in the Public Offering (the “Remaining Representatives”), and, in such event, any written consent, waiver or notice given or delivered in connection with this agreement by the Remaining Representatives shall be deemed to be sufficient and effective for all purposes under this agreement.

This agreement, the Lock-Up Period described herein and related restrictions shall automatically terminate upon the earliest to occur, if any, of (i) either the Company, on the one hand, or the Representatives, on the other hand, advising the other in writing prior to the execution of the Underwriting Agreement that it has determined not to proceed with the Public Offering, (ii) the termination of the Underwriting Agreement before payment for and delivery of the Common Stock to be sold thereunder, (iii) the registration statement filed under the Securities Act with respect to the Public Offering contemplated by the Underwriting Agreement is withdrawn or (iv) October 31, 2020, in the event the closing of the Public Offering shall not have occurred on or before such date.

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